SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2025

BANKFINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

60 North Frontage Road, Burr Ridge, Illinois (Address of Principal Executive Offices)	60527 (Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BFIN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

BankFinancial Corporation (the “Company”) provides the following information with respect to operating results for the year ended December 31, 2024.

We recorded net income of $4.1 million and basic and diluted earnings per common share of $0.33 for the year ended December 31, 2024.   The Company recorded a net loss of $1.8 million and basic and diluted loss per common share of $0.14 for the fourth quarter of 2024 due to the final settlement of a $10.5 million U.S. Government Contract Disputes Act claim. Total assets at December 31, 2024, were $1.435 billion, a decrease of $52.6 million (3.5%) compared to December 31, 2023.  Cash and interest-bearing deposits were $93.5 million, a decrease of $85.0 million (47.6%) compared to 2023.  Total net loans decreased by $163.2 million (15.5%) to $887.6 million for the year ended 2024.  Multi-family residential loans decreased by $5.5 million (1.0%) primarily due to scheduled loan repayments. Commercial finance balances decreased by $23.5 million (26.1%) primarily due to a planned $18.8 million reduction in balances within the healthcare finance portfolio and lessor finance portfolio for risk management purposes. Equipment finance balances declined by $121.2 million (40.0%) due to scheduled repayments, partially offset by modestly higher originations of corporate equipment finance transactions. The average yield on our loan portfolio increased to 5.19%.  Our loan to deposit ratio was 72.9% as of December 31, 2024, compared to 83.3% as of December 31, 2023.

Total deposits decreased by $44.1 million (3.5%) in 2024, inclusive of $4.4 million in deposit balances that Bank deposit customers transferred to the Bank’s Trust Department. Competition for deposits increased during 2024, particularly from certain regional banks, credit unions and non-bank money market mutual funds during the second and third quarter of 2024.  Deposits increased by $18.1 million in the fourth quarter of 2024 due in part to seasonal factors but also due to reduced price competition for money market accounts and Certificates of Deposit accounts.

Noninterest-bearing demand deposit balances declined by $22.0 million due to retail customer withdrawals for personal or household purposes or transfers to interest-bearing account types, the liquidation of $4.8 million in cash collateral securing a commercial healthcare finance letter of credit drawn by the beneficiary, and typical balance volatility for certain other commercial depositors.

Interest-bearing transaction account balances (consisting of interest-bearing NOW accounts and savings deposits) declined by $43.1 million primarily due to a $9.7 million decline in public funds deposits, retail customer withdrawals for personal or household purposes and transfers to higher-yielding money market accounts or Certificates of Deposit accounts.

Money market account balances increased by $8.5 million due to transfers from other account types and growth in new customer accounts. Certificates of deposits increased by $12.6 million due to retail depositors seeking higher yields on invested funds.

The average yield of our total deposits increased 64 basis points in 2024 from 1.22% for the year ended December 31, 2023, to 1.86% for the year ended December 31, 2024. Core deposits represented 80.7% of total deposits, with noninterest-bearing demand deposits representing 19.6% of total deposits at December 31, 2024. Total commercial deposits were 20% of total deposits at December 31, 2024.  FDIC-insured deposits represented 84.1% of total deposits and collateralized public funds deposits represented 1.5% of total deposits as of December 31, 2024.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 10.90% as of December 31, 2024. Throughout 2024, the Company maintained its quarterly dividend rate at $0.10 per common share. The Company repurchased 15,203 common shares during 2024. The book value of the Company’s common shares increased from $12.45 per share at December 31, 2023 to $12.55 per share at December 31, 2024.

For the year ended December 31, 2024 interest income increased by $2.4 million (3.7%) due to our investment of scheduled loan and lease portfolio repayments into short-term liquidity investments and higher yields earned within the commercial loan portfolio.  Interest expense increased by $5.8 million (40.5%) due to higher rates paid on deposit accounts, as certain depositors managed their funds in a way that benefited from increases in short-term market interest rates.  Accordingly, the Company's net interest income before the provision for credit losses decreased by $3.4 million (6.5%) in 2024.

Noninterest income increased by $1.4 million due to growth in deposit-related fees and trust income, and no losses on the sale of securities or disposition of closed branch facilities, as compared to 2023.  Trust Department income increased by $278,000 due to growth in assets under management during 2024.  Noninterest expense increased by $1.0 million primarily due to a $136,000 increase in employee health benefits expenses, a $438,000 reduction in deferred loan expenses due to lower loan origination volumes, $349,000 in additional legal expenses related to the submission of two U.S. Government equipment finance Contract Disputes Act claims in 2024, and $783,000 in valuation adjustments or final loss on sale primarily related to one non-performing middle-market equipment finance asset and several small-ticket equipment finance assets.

The ratio of nonperforming loans to total loans was 1.89% and the ratio of nonperforming assets to total assets was 1.28% at December 31, 2024.  Our allowance for credit losses increased to 0.85% of total loans at December 31, 2024, compared to 0.79% at December 31, 2023.   Credit quality remained stable during 2024, with one $1.5 million Chicago MSA multi-family credit exposure placed on nonaccrual status, offset by resolutions of middle-market and small-ticket equipment finance nonperforming assets during the year.

On January 3, 2025, the U.S. Government offered to settle a $10.5 million U.S. Government Contract Disputes Act claim submitted in February 2024.  Following negotiations with the U.S. Government during the month of January 2025, we agreed to settle the claim for $5.6 million in cash and a return of the unused software licenses. Accordingly, we reduced the balance on the credit exposure to the cash payment due from the U.S. Government, resulting in an $3.8 million after-tax reduction to our net income for the fourth quarter of 2024. Upon the return of the unused licenses by the U.S. Government and confirmation of the ability to remarket the licenses with the vendor, we will determine if any further recovery is feasible under the governing transaction documents and applicable vendor policies.

F. Morgan Gasior, the Chairman and CEO of the Company, said: “The Company ended 2024 in good financial and operational condition.  The net income for 2024 reflects the financial impact of the two U.S. Government Contract Disputes Act claims and the final resolution of the most significant claim in terms of credit exposure. We will continue to vigorously pursue the final resolution of the one remaining U.S. Government Contract Disputes Act claim.

We continued to reduce risk exposures in all loan categories as appropriate, especially with respect to the government equipment finance and the healthcare finance portfolios. We experienced an increase in loan opportunities in investment real estate and equipment finance in the second and fourth quarters of 2024; however, credit underwriting competition resulted in a low sales conversion rate to new loan originations for multi-family residential loans, nonresidential real estate loans and middle-market equipment finance transactions.  We experienced increasing originations of small business lines of credit and new commercial deposit accounts (including new Treasury Services customers) following the release of new products and marketing in the second half of 2024.

For 2025, we look forward to continuing our growth in small business and general commercial finance portfolios, and in our small business and commercial deposit/Treasury Services portfolios in 2025, with such growth in multi-family residential lending, nonresidential lending and corporate equipment finance loan originations as market conditions and underwriting considerations permit.  We will continue to evaluate opportunities to achieve greater efficiencies in facilities utilization and other expense categories to enable greater outreach in marketing and support for our small business and commercial credit and deposit growth objectives.”

Item 8.01. Other Events.

On February 3, 2025, the Company issued the Quarterly Financial and Statistical Supplement for the latest five quarters. The Quarterly Financial and Statistical Supplement is included as Exhibit 99.1 to this report.

This current report includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

Item 9.01    Financial Statements and Exhibits.

(a)	Not Applicable.
(b)	Not Applicable.
(c)	Not Applicable.
(d)	Exhibits.
Exhibit No.	Description
99.1	Quarterly Financial and Statistical Supplement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANKFINANCIAL CORPORATION

Dated:	February 3, 2025	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive Officer and President